EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Mark Hord
ViewPoint Financial Group
972-578-5000, Ext. 7440

VIEWPOINT FINANCIAL GROUP ANNOUNCES RESULTS OF SUBSCRIPTION, COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS; SHAREHOLDERS AND DEPOSITORS APPROVE PLAN OF CONVERSION AND REORGANIZATION

PLANO, Texas, June 30, 2010 — ViewPoint Financial Group (the “Company”) (Nasdaq:VPFG) announced today that the Company’s shareholders and the depositors of ViewPoint Bank (the “Bank”) have each approved the plan of conversion and reorganization pursuant to which ViewPoint MHC will convert to a stock holding company form of organization. ViewPoint Financial Group, Inc. (“New Viewpoint Financial Group”) also announced the results of its offering of shares of common stock in connection with the conversion. The conversion and offering are expected to be completed at the close of business on July 6, 2010, subject to receipt of final regulatory approvals, including approval of a final appraisal, and other customary closing conditions.

Upon completion of the conversion and offering, ViewPoint MHC and the Company will cease to exist and New ViewPoint Financial Group will become the parent holding company of the Bank and will be wholly owned by public shareholders. New ViewPoint Financial Group expects to sell a total of 19,857,337 shares of common stock in the subscription, community and syndicated community offerings at $10.00 per share, including 1,588,587 shares to be purchased by the Bank’s Employee Stock Ownership Plan, for gross offering proceeds of $198.6 million. Orders for a total of 8,774,847 shares have been accepted in the syndicated community offering, and orders for 11,082,490 shares of common stock were received and accepted in the subscription and community offerings. All orders accepted in the subscription and community offerings will be filled in full.

As part of the conversion, each currently outstanding share of the Company’s common stock, other than shares held by ViewPoint MHC, will be converted into the right to receive 1.4000 shares of New ViewPoint Financial Group common stock. The exchange ratio ensures that, after the conversion and offering, the existing public shareholders will maintain approximately the same ownership interest in New ViewPoint Financial Group as they owned in the Company. Cash will be issued in lieu of fractional shares based on the offering price of $10.00. Total shares outstanding after the stock offering and the exchange will be approximately 34,900,820 shares.

The Company’s common stock will continue to trade on the Nasdaq Global Select Market under the trading symbol VPFG through July 6, 2010. Beginning on July 7, 2010, the shares of New ViewPoint Financial Group common stock will trade on the Nasdaq Global Select Market under the trading symbol VPFGD for a period of 20 trading days. Thereafter, the trading symbol will revert to VPFG.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 7, 2010. Current shareholders of the Company holding shares in street name or in book-entry form will receive shares of New ViewPoint Financial Group within their accounts. Current shareholders of the Company holding shares in certificated form will be mailed a letter of transmittal on or about July 9, 2010 and will receive their shares of New ViewPoint Financial Group common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

EXHIBIT 99.1

Sandler O’Neill & Partners, L.P. managed the subscription and community offering and acted as sole book-running manager of the syndicated community offering. Sterne, Agee & Leach, Inc. acted as co-manager of the syndicated community offering. Silver Freedman & Taff, L.L.P. acted as legal counsel to the Company and New Viewpoint Financial Group in connection with the offering and conversion.

ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of ViewPoint Financial Group, ViewPoint Bank and ViewPoint Financial Group, Inc. that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect ViewPoint Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect the operation of ViewPoint Financial Group, ViewPoint Bank and ViewPoint Financial Group, Inc.